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                                                                      EXHIBIT 11


                             MEDAPHIS CORPORATION
             COMPUTATION OF PRIMARY PRO FORMA EARNINGS PER SHARE
                      THREE MONTHS ENDED MARCH 31, 1996
                    (in thousands, except per share data)



                                                      THREE MONTHS ENDED
                                                          MARCH 31,
             DESCRIPTION                               1996         1995
- - ----------------------------------------             -------      --------
Weighted average shares outstanding
  during the period                                   55,635        43,812

Shares issuable upon assumed exercise
  of stock options, less amounts assumed
  repurchased under the treasury stock
  method                                               2,507            -
                                                     -------      --------

Total weighted average common stock
  and common stock equivalents outstanding
  during the period                                   58,142        43,812
                                                     =======      ========

Pro forma net income (loss)                          $13,198      $(11,881)
                                                     =======      ========

Pro forma net income (loss) per common share         $  0.23      $  (0.27)
                                                     =======      ========

Fully diluted pro forma net income per share is not presented as it is the same as primary pro forma net income per common share.